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                                                                     Exhibit 4.9
                                                                     -----------

                            STOCK PURCHASE AGREEMENT


  This STOCK PURCHASE AGREEMENT (the "Agreement") is made as February 5, 2001, by and between Photoelectron Corporation, a Massachusetts corporation (the "Company"), and Johnson & Johnson Development Corporation, a New Jersey corporation ("JJDC").

                                    RECITAL:


  WHEREAS, JJDC desires to purchase from the Company, and the Company desires to sell to JJDC, shares of the Company's common stock, upon the terms and subject to the conditions set forth herein and in connection with the execution of a separate agreement providing for the development, license and supply of certain x-ray systems for intravascular radiotherapy (the "Development Agreement") of even date herewith between CORDIS CORPORATION and the Company.

  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

  1. Purchase and Sale of Shares. (a) Subject to the terms and conditions of this Agreement, at the Closing (as defined hereinafter), the Company agrees to sell to JJDC and JJDC agrees to purchase from the Company, 904,762 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for an aggregate purchase price (the "Purchase Price") of three million eight hundred thousand dollars ($3,800,000).

  (b) The purchase and sale of the Shares shall take place at the offices of the Company, at 10:00 a.m. Eastern time on such date (the "Closing Date") as the parties shall mutually agree (the "Closing").

  (c) At the Closing, the Company will deliver to JJDC a certificate or certificates, registered in JJDC's name, representing the Shares, and JJDC shall deliver an amount equal to the Purchase Price to the Company by certified check payable to the Company or wire transfer of immediately available funds to an account specified by the Company.

  2. Representations and Warranties of the Company. The Company hereby represents and warrants to JJDC that:

  2.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to do business as a foreign corporation in each jurisdiction where failure to qualify would have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" or "Material Adverse Change" shall mean, with respect to the Company, any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Company or on the ability of the Company to consummate any of the transactions contemplated hereby, or any event or condition that would, with or without the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change." The Company has full power and authority to own its property, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. The copies of the Articles of Organization and Bylaws of the Company, as amended to date, which have been furnished to JJDC by the Company, are correct and complete.

  2.2 Authorization. The Company has full power to execute, deliver and perform this Agreement, the Development Agreement and each other agreement entered into by the Company in connection with this Agreement. Each such agreement has been duly executed and delivered by the Company and is the legal, valid and, assuming due execution by the other parties hereto and thereto, binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles. The execution, delivery and performance of this Agreement, including the sale, issuance and delivery of the Shares, and the Development Agreement, and each other agreement entered into by the Company in connection with this Agreement, has been duly authorized by all necessary corporate action of the Company.

  2.3 Capitalization. When issued in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable, free of any liens, encumbrances, preemptive rights or rights of first

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refusal and will be issued in compliance with all applicable federal and state securities laws. The entire authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 8,425,754 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of September 30, 2000. The shares of Common Stock outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. No shares of Common Stock or Preferred Stock are held in the Company's treasury. Except as set forth in the Disclosure Schedule attached to this Agreement as Exhibit A, there are no outstanding securities, warrants, rights of first refusal, options or other rights to purchase or acquire, or exchangeable for or convertible into, any shares of Common Stock or Preferred Stock. The Company has reserved 1,775,000 shares of Common Stock under its stock option plans. There are no preemptive rights with respect to the issuance or sale by the Company of any of its securities. Upon consummation of the transactions contemplated hereby, JJDC will acquire good and valid title to the Shares, free and clear of any encumbrances, liens, claims, charges or assessments of any nature whatever.

  2.4 Subsidiaries. Other than Photoelectron (Europe), Ltd., a company organized under the laws of England, the Company has no subsidiaries and no investments, directly or indirectly, in any other corporation or business organization. The Company is not a participant in any joint venture or partnership, except that as of August 21, 1999 the Company entered into a strategic Development and Distribution Agreement (the "Zeiss Agreement") with Carl Zeiss Oberkochen ("Zeiss"), pursuant to which the Company and Zeiss agreed to co-develop and market medical devices incorporating their respective technology in the field of intracranial ear, nose, throat and spinal radiotherapy. Such arrangement may be deemed a joint venture between the Company and Zeiss.

  2.5 Financial Statements. The audited consolidated balance sheets and statements of operations and cash flow for the Company included in the Public Reports (as defined below)(collectively, the "Financial Statements") are complete and correct in all material respects, are in accordance with the books and records of the Company, have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial position of the Company as of each such date and the results of operations for each such period then ended.

  2.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or stated in the Financial Statements and except for debts, liabilities or obligations incurred by the Company in the ordinary course of its business and consistent with past practice, the Company has no debts, liabilities or obligations of any nature, whether accrued or absolute, assigned or otherwise, or whether due or to become due that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements in accordance with GAAP which were not fully reflected in, reserved against or otherwise described therein.

  2.7 Absence of Certain Developments. Since the date of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000 (the "10-Q"), (a) there has not been any Material Adverse Change with respect to the Company, and (b) the Company has not entered into any transaction except in the ordinary course of business and consistent with past practice, or entered into any agreement (contingent or otherwise) to do so.

  2.8 Title to Properties. Except as disclosed in the Financial Statements, the Company has good and marketable title to, or has a valid leasehold interest in, or a valid license for, all of the properties and assets reflected in the Financial Statements, free and clear of all mortgages, security interests, liens, restrictions or encumbrances other than (i) the lien of current taxes not yet due and payable and (ii) possible minor liens and encumbrances which do not in any case, individually or in the aggregate, materially detract from the value of the property subject thereto or materially impair the operations of the Company, would not result in the occurrence of a Material Adverse Change, and which have not arisen otherwise than in the ordinary course of business.

  2.9 Tax Matters. (a) All taxes, including, without limitation, income, excise, property, sales, transfer, use, franchise, payroll, employees' income withholding and social security taxes imposed or assessed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Company, and all interest, penalties and additions thereon, whether disputed or not, have been paid in full; all tax returns or other documents required to be filed in connection therewith have been accurately prepared and duly and timely filed; and the Company is not the beneficiary of any extension of time within which to file any such returns. The Company has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, assessed or, to the best of its knowledge, proposed against it, and there is no basis for any such deficiency or claim. No issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Company in connection therewith. The provisions for taxes in the

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Financial Statements are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company.

  (b) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

  (c) The Company is not presently a member nor have they ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code.

  2.10 No Defaults. The Company is not in violation of any term or provision of (a) its Articles of Organization or Bylaws, as amended to date, or in any material respect any note, indenture, mortgage, lease, agreement, contract, purchase order or other material instrument, document or agreement to which the Company is a party or by which it or any of its properties or assets is bound or affected or (b) any order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, authority, commission, board, bureau, agency or instrumentality, domestic or foreign.
There exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute a Material Adverse Effect.

  2.11 Intellectual Property. The Company has sufficient title and ownership of all material patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes, licenses and inventions necessary for the proper conduct of its business as now conducted, and as proposed to be conducted, without conflict with or infringement of the rights of others. Except as set forth in the Public Reports (as hereinafter defined), there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, which would be material to the Company's business as conducted or, to the best of the Company's knowledge, as proposed to be conducted. The Company has not received any communications alleging, nor is the Company aware, to the best of its knowledge, of any basis for such allegation, that the Company has violated, or by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights or trade secrets or other proprietary rights of any other person or entity. No other firm, corporation, association or person (i) has notified the Company that it is claiming any ownership of or right to use any of the patents, trademarks, service marks, tradenames, copyrights or trade secrets or other proprietary rights, or (ii) to the best of the Company's knowledge, is infringing upon any such patents, trademarks, service marks, tradenames, copyrights or trade secrets or other proprietary rights. The Company is not aware, to the best of its knowledge, that any of its employees is obligated under any contract (including, licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees now obligated. Each employee of and consultant to the Company with access to confidential or proprietary information has executed a proprietary information agreement obligating such employee or consultant to hold all such information in confidence. The Company does not believe, to the best of its knowledge, that it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company for which licenses have not already been obtained.

  2.12 Effect of Transactions. The execution, delivery and performance of this Agreement and the transactions contemplated hereby, and compliance with the provisions hereof by the Company, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, under the Articles of Organization or Bylaws, as amended to date, of the Company or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its properties or assets is bound or affected, except in any case where such occurrence would not have a Material Adverse Effect on the Company.

  2.13 No Governmental Consent or Approval Required. Based in part on the representations made by JJDC in Section 3 of this Agreement, no authorization, consent, approval or other order of, declaration to, or registration, qualification, designation or filing with, any federal, state or local governmental agency or body is required for or in connection with the valid and lawful

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authorization, execution and delivery by the Company of this Agreement, the
Development Agreement or any other agreement entered into by the Company in connection with this Agreement, and the consummation of the transactions contemplated hereby or thereby, or for or in connection with the valid and lawful authorization, issuance, sale and delivery of the Shares, other than the qualification (or taking of such action as may be necessary to secure an exemption from qualification if available) of the offer and sale of the Shares under the applicable state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner so as to comply with such qualification or exemption from qualification requirements.

  2.14 Litigation. Except as disclosed in the 10-Q, there is no (a) claim, arbitration, action, suit, proceeding or investigation at law or in equity or by or before any governmental instrumentality or other agency pending, or to the best knowledge of the Company, threatened against the Company, or (b) judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company, nor, to the best knowledge of the Company, does there exist any basis therefor.

  2.15 Securities Laws. Assuming that JJDC's representations and warranties contained in Section 3 of this Agreement are true and correct, the offer, issuance and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 Act"), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

  2.16 Business. The Company has complied in all material respects with all Federal, state, local or foreign laws, ordinances, regulations or orders applicable to the business of the Company as presently or previously conducted, or as proposed to be conducted. Except as disclosed in the Public Reports, the Company has all Federal, state, local and foreign governmental licenses and permits that are required for the conduct of its business presently or previously conducted by the Company, which licenses and permits are in full force and effect, and no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any thereof.

  2.17 Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company and the Company agrees to indemnify and hold JJDC harmless against any damages incurred as a result of any such claim.

  2.18 Insurance. The Company maintains in full force such types and amounts of insurance issued by issuers of recognized responsibility insuring the Company, with respect to its liability, workers' compensation, business and properties, in such amounts and against such losses and risks as are adequate against risks usually insured against by Persons (as hereinafter defined) operating similar businesses and properties.

  2.19 Public Reports. JJDC has access to all reports, schedules, forms, statements and other documents (the "Public Reports") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1997. The Public Reports include all the reports the Company has been required to file under the Exchange Act since that date. As of their respective dates, (i) the Public Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) none of the Public Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

  2.20 Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and will not, as a result of the transactions contemplated hereby, become an "investment company."

  2.21 Registration Rights. Except as set forth herein and except with respect to the registration rights described on the Annual Report on Form 10-K for the year ended January 1, 2000 and the Company's registration statement on Form S-3 effective September 21, 2000, the Company is not under any contractual obligation to register any of its currently outstanding securities or any of its securities that may hereafter be issued.

  2.22 Disclosure. The Company has provided JJDC with all the information that it has requested for deciding whether to purchase the Shares at the Closing. Neither the Financial Statements, this Agreement, nor any other written document, certificate, instrument or statement furnished or made available in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

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  3.  Representations and Warranties and Other Agreements of JJDC.

  3.1 Representations and Warranties. JJDC hereby represents and warrants to the Company that:

  a. Authorization. JJDC has full power and authority to execute, deliver and perform this Agreement and to purchase the Shares. Assuming due execution by the Company hereto, this Agreement constitutes the valid and legally binding obligation of JJDC, enforceable against JJDC in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles.

  b. Purchase Entirely for Own Account. The Shares to be received by JJDC will be acquired for investment for JJDC's own account, not as a nominee or agent and not with a view to the distribution of any part thereof. JJDC has no present intention of selling, granting any participation in, or otherwise distributing the same. JJDC does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Shares. JJDC acknowledges that the Shares have not been registered under the 1933 Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the 1933 Act and any applicable state laws or unless an exemption from such registration is available. JJDC (a) has knowledge and experience in financial and business matters so as to be capable of evaluating and understanding the merits and risks of an investment in the Company, (b) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent of an investment in the Company, and
(c) is able to bear the economic risk of its investment in the Company and the Shares in that, among other factors, JJDC can afford to hold the Shares for an indefinite period and can afford a complete loss of its investment in the Company.

  c. Restrictions on Disposition. JJDC covenants that in no event will it dispose of any of the Shares (other than pursuant to Rule 144 promulgated under the 1933 Act ("Rule 144") or pursuant to a registration statement filed with the Securities and Exchange Commission (the "SEC") pursuant to the 1933 Act) unless and until (i) JJDC shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, JJDC shall have furnished the Company with an opinion of JJDC's counsel, reasonably satisfactory in form and substance to the Company and the Company's counsel, to the effect that (a) such disposition will not require registration under the 1933 Act or (b) appropriate action necessary for compliance with the 1933 Act and any applicable state, local or foreign law has been taken. The restrictions on transfer imposed by this Section 3.1(c) shall cease and terminate as to the Shares when: (i) such Shares shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration, or
(ii) an opinion of the kind described in the preceding sentence states that all future transfers of such Shares by the holder thereof would be exempt from registration under the 1933 Act. Each certificate evidencing the Shares shall bear an appropriate restrictive legend as set forth in Section 3.3 below, except that such certificate shall not be required to bear such legend after a transfer thereof if the transfer was made in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is issued and provides that such legend is not required in order to establish compliance with any provisions of the 1933 Act.

  d. Receipt of Information. JJDC has been furnished access to the business records of the Company and all such additional information and documents as JJDC has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares.

  e. Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of JJDC, and JJDC agrees to indemnify and hold the Company harmless against any damages incurred as a result of any such claims.


  3.2  Further Provisions Regarding Disposition.

  a. Transfer to Affiliates. Notwithstanding the provisions of Section 3.1(c) above, no registration statement or opinion of counsel shall be necessary for a transfer by JJDC of the Shares to a subsidiary, shareholder or Affiliate of JJDC, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were JJDC hereunder.

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  b.  New Certificates.  Whenever the restrictions imposed by Section 3.1(c)
shall terminate as herein provided, the holder of the Shares as to which such restrictions have terminated shall be entitled to receive from the Company, without expense, one or more new certificates not bearing restrictive legends and not containing any reference to the restrictions imposed by this Agreement.

  3.3 Legends. It is understood that, subject to Sections 3.1(c) and 3.2(b), the certificates evidencing the Shares may bear substantially the following legends:

  (a) THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES

UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

  (b) Any legend required by the laws of any other applicable jurisdiction.

  4. Conditions to JJDC's Obligations at Closing. The obligations of JJDC to purchase Shares at the Closing are subject to the fulfillment on or prior to the Closing of each of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true in all material respects (provided that to the extent any representation or warranty has a materiality qualification it shall not be further qualified by the use of the word material in this Section 4(a)) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

  (b) Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

  (c) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares to JJDC pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

  (d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to JJDC and JJDC's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

  (e) Development Agreement. The Development Agreement shall have been executed and delivered by the Company and shall be in full force and effect.

  (f) Opinion of Company Counsel. JJDC shall have received from William O. Flannery, Esq., counsel for the Company, an opinion addressed to JJDC covering the matters set forth in Sections 2.1, 2.2, 2.3 (as to the due authorization, valid issuance, full payment and non-assessability of the Shares), 2.12, 2.13, 2.15, and 2.20 hereof.

  (g) Compliance Certificate. The Chief Executive Officer of the Company shall deliver to JJDC at the Closing a certificate certifying that the conditions specified in Sections 4.1(a), (b) and (c) hereof have been fulfilled and stating that there has been no Material Adverse Change in the Company since the date of the 10-Q.

  5. Conditions of the Company's Obligations at Closing. The obligations of the Company under Section 1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

  5.1 Representations and Warranties. The representations and warranties of JJDC contained in Section 3 shall be true in all material respects (provided that to the extent any representation or warranty has a materiality qualification it shall not be further qualified by the use of the word material in this Section 5.1) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

  5.2 Performance. JJDC shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

  5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares at the Closing to JJDC pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the date of the Closing.

  6.  Registration of Shares.

  6.1 Definitions. Unless the context otherwise requires, the terms defined in this Section 6 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

  "Board" means the Board of Directors of the Company.

  "Holder" of any security means the record or beneficial owner of such security or any permitted assignee thereof.

  "Holders of a Majority of the Registrable Securities" means the Person or Persons who are the Holders of greater than 50% of the shares of Registrable Securities then outstanding.

  "Person" means any natural person, corporation, trust, association, company, partnership, joint venture or other entity or any government, governmental agency, instrumentality or political subdivision.

  The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act, and the declaration for ordering of the effectiveness of such registration statement.

  "Registrable Securities" means (i) the shares of Common Stock of the Company sold pursuant to this Agreement and (ii) any Common Stock issued or issuable with respect to the Common Stock referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger or consolidation or reorganization; provided, however that such shares of Common Stock shall only be treated as Registrable Securities if and so long as they have not been (x) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (y) sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Rule 144 thereunder so that all the transfer registrations and restrictive legends with respect to such Common Stock are removed upon the consummation of such sale and the Company receives an opinion of counsel for the Company (with a copy to the seller of such Common Stock), which shall be in form and content reasonably satisfactory to the Company, to the effect that such Common Stock in the hands of the purchaser is freely transferable without restriction or registration under the 1933 Act in any public or private transaction.

  "Registrable Securities then outstanding" means the number of shares of Common Stock which are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

  6.2  Required Registration.

  (a) Pursuant to the terms and subject to the conditions hereof, if at any time after one year from the date hereof, the Company shall receive a written request therefor from the Holders of a Majority of the Registrable Securities, the Company agrees to prepare and file promptly a registration statement under the 1933 Act covering the shares of Registrable Securities which are the subject of such request and agrees to use its best efforts to cause such registration statement to become effective as expeditiously as possible.

  (b) The Company shall be obligated to prepare, file and cause to become effective only two registration statements pursuant to this Section 6.2. A registration required to be effected by the Company pursuant to this Section 6.2 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court, for any reason not attributable to JJDC with respect to such registration statement, and has not thereafter become effective or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of JJDC with respect to such registration statement.

   (c) The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed ninety (90) days in the aggregate; provided that the Company may avail itself of this right only once in any twelve-month period, if the Company furnishes to the Holders requesting registration a certificate signed by the Chief Executive Officer of the Company stating that the Company is engaged in discussions with respect to a material transaction and that the Board of Directors of the Company has determined reasonably and in good faith that (i) disclosure of such material transaction would be required in connection with the registration statement, and
(ii) disclosure of such material transaction at that time would cause material harm to the Company.

  6.3  "Piggyback" Registration.

  (a) Each time the Company shall determine to file a registration statement under the 1933 Act (other than pursuant to Section 6.2 hereof and other than on Form S-4, S-8 or a registration statement on Form S-l (or any successor form) covering solely any employee benefit plan) in connection with the proposed offer and sale for money of any of its securities either for its own account or on behalf of any other security holder, the Company agrees to give promptly written notice of its determination to all Holders of Registrable Securities. Upon the written request of a Holder of any shares of Registrable Securities given within twenty (20) days after the receipt of such written notice from the Company, the Company agrees to cause all such Registrable Securities, the Holders of which have so requested registration hereof, to be included in such registration statement and to use its best efforts to cause such registration statement to become effective under the 1933 Act, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Securities to be so registered. In the event that the proposed registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, (1) any request pursuant to this Section 6.3(a) to register Registrable Securities may specify that such securities are to be included in the underwriting (i) on the same terms and conditions as the shares of Common Stock, if any, otherwise being sold through underwriters, under such registration, or (ii) on terms and conditions comparable to those normally applicable to offerings of Common Stock in reasonably similar circumstances in the event that no shares of Common Stock other than Registrable Securities are being sold through underwriters in such registration, and (2) if the principal underwriter of such underwritten public offering shall determine that marketing factors require a limitation on the number of Registrable Securities to be offered, subject to the following sentence, the Company shall not be required to register Registrable Securities of the Holders in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in addition to any amount to be registered for the benefit of the Company. If any limitation of the number of shares of Registrable Securities to be registered by the Holder is required pursuant to this Section 6.3(a), the number of shares to be excluded shall be determined in the following sequence:
(i) first, securities held by any Persons not having any such contractual, incidental "piggy back" registration rights, (ii) second securities held by any Persons (other than the Holder) having such contractual, incidental "piggy back" rights pursuant to an agreement which is not this Agreement, and (iii) third, Registrable Securities sought to be included by the Holder. No such reduction shall reduce the amount of securities of the Holder included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holder may be excluded in accordance with the provisions of this Section 6.3(a).

  (b)  If the registration of which the Company gives written notice pursuant to
Section 6.3(a) is for a public offering involving an underwriting, the Company agrees to so advise the Holders as a part of its written notice. In such event the right of any Holder to registration pursuant to this Section 6.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting agree to enter into (together with the Company and the other Holders distributing their securities through such underwriting) an underwriting agreement with the underwriter or underwriters selected for such underwriting by the Company.

  6.4  Registration Expenses.

  (a) The Company shall pay all expenses incurred in effecting the registration of Registrable Securities pursuant to Section 6 including, without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for the participating Holders together, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but not including underwriting discounts, commissions and the fees and expenses of counsel for the Holder).

  (b) Notwithstanding the foregoing, in the event that a registration pursuant to Section 6.2 is requested by JJDC and such request is withdrawn prior to the filing of a registration statement by the Company, or JJDC causes the Company to withdraw a registration statement prior to its effectiveness, then either (i) JJDC shall bear pro rata all fees, costs and expenses of the registration and preparation of the registration statement or (ii) such requested registration shall be deemed to be one of the registrations the Company is required to effect pursuant to Section 6.2 hereof. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Initiating Holders and the other Holders have learned of a Material Adverse Change with respect to the Company from that known to JJDC at the time of their request, then JJDC shall not be required to pay any of such registration expenses and shall retain its rights pursuant to Section 6.2.

  6.5 Registration Procedures. If and whenever the Company is required by the provisions of Section 6 to effect the registration of Registrable Securities under the 1933 Act, the Company will, as expeditiously as possible:

  (a) prepare and file with the SEC a registration statement which includes the Registrable Securities and use its best efforts to cause such registration statement to become and remain effective until the distribution described in the registration statement has been completed;

  (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of Registrable Securities covered by such registration statement whenever a Holder shall desire to sell or otherwise dispose of the same;

  (c) furnish to each participating Holder (and to each underwriter, if any, of Registrable Securities) such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents, as such Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

  (d) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such state securities or blue sky laws of such jurisdiction as each participating Holder shall reasonably request and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable such Holder to consummate the public sale or other disposition of the Registrable Securities in such jurisdictions, except that the Company shall not for any purpose be required to consent generally to service of process or qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

  (e) before filing the registration statement or prospectus or amendments or supplements thereto, furnish to counsel selected by the participating Holders copies of such documents proposed to be filed which shall be subject to the reasonable approval of such counsel;

  (f) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offer;

  (g) notify the participating Holders at any time when a prospectus relating to any Registrable Securities covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and promptly file such amendments and supplements as may be necessary so that, as thereafter delivered to such Holders of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and use its best efforts to cause each such amendment and supplement to become effective;

  (h) furnish at the reasonable request of the participating Holders on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Section 6 (i) an opinion, dated such date, of the counsel representing the Company, for purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering addressed to the underwriters, if any, and to such Holders, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to such Holders; and


  (i) use its best efforts to cause all such Registrable Securities to be listed on the securities exchange, if any, on which the Common Stock is then listed.

  6.6 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

  (b) as soon as practicable, effect such registration and all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 business days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 6.6: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than Seven Hundred and Fifty Thousand Dollars ($750,000.00); (iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 Registration Statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 6.6; provided, however, that the Company shall not utilize this right more than twice in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this
Section 6.6 and other similar provisions granting rights to registration on Form S-3; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 6.6 shall not be counted as demands for registration effected pursuant to Section 6.2.

  6.7 Indemnification. In the event Registrable Securities are registered pursuant to this Section 6:

  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder of Registrable Securities which are included in a registration statement pursuant to the provisions of this Agreement and any underwriter (within the meaning of the 1933 Act) with respect to the Registrable Securities, and each officer, director, employee and agent thereof and each person, if any, who otherwise controls such Holder or underwriter (within the meaning of the 1933 Act), against any losses or claims, damages, expenses or liabilities, joint or several, to which they may become subject under the 1933 Act, the Exchange Act or other federal or state law, or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or allegedly untrue statement of any material fact contained in the registration statement for the Registrable Securities, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any document incident to the registration or qualification of any Registrable Securities, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or allegedly necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or arise out of any violation or alleged violation by the Company of the 1933 Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the Exchange Act or any state securities law; and will reimburse such Holder, any underwriter, officer, director, employee, agent or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, expense, liability or action if such settlement is effected without the written consent of the Company, which shall not be unreasonably withheld, nor shall the Company be liable under this
Section 6.7(a) to such Holder, such underwriter, officer, director, employee, agent or controlling person for any such loss, claim, damage, expense, liability or action to the extent that it arises out of, or is based upon, an untrue statement or allegedly untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with information furnished in writing expressly for use in connection with such registration by such Holder, such underwriter, officer, director, employee, agent or such controlling person.

  (b) To the extent permitted by law, each Holder of Registrable Securities which are included in a registration statement pursuant to the provisions of this Agreement will indemnify and hold harmless the Company, each of its employees, agents, directors and officers, each person, if any, who controls the Company within the meaning of the 1933 Act, and any underwriter (within the meaning of the 1933 Act) against any losses, claims, damages, or liabilities to which the Company or any such person or underwriter may become subject, under the 1933 Act, the Exchange Act or other federal or state law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of, or are based upon any untrue or allegedly untrue statement of any material fact contained in a registration statement for the Registrable Securities, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any document incident to the registration or qualification of any Registrable Securities, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or allegedly necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; in each case to the extent that such untrue statement or allegedly untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus, or amendments or supplements thereto, in reliance upon and in conformity with information furnished in writing by such Holder expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 6.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, expense, liability or action if such settlement is effected without the written consent of such Holder, which shall not be unreasonably withheld; and such Holder will reimburse the Company or any such person or underwriter for any legal or other expenses reasonably incurred by the Company or any such person or underwriter in connection with investigating or defending such loss, claim, damage, liability, expense or action.

  (c) Promptly after receipt by an indemnified party under this Section 6.7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
Section 6.7, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties. An indemnifying party shall not have the right to direct the defense of such an action on behalf of an indemnified party if such indemnified party has reasonably concluded that there may be defenses available to it that are different from or additional to those available to the indemnifying party; provided, however, that in such event, the indemnifying party shall bear the fees and expenses of only one (1) separate counsel for all indemnified parties. The failure to notify an indemnifying party promptly of the commencement of any such action if prejudicial to the ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.7, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section 6.7.

  (d) To the extent permitted by law, the indemnification provided for under this Section 6.7 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person (within the meaning of the 1933 Act) of such indemnified party and will survive the transfer of any securities.

  (e) If for any reason the foregoing indemnity is unavailable to, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other or
(ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. Notwithstanding the foregoing, no underwriter, if any, shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligation of any underwriters to contribute pursuant to this Section 6.7(e) shall be several in proportion to their respective underwriting commitments and not joint.

  6.8 Reports under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Registrable Securities to the public without registration, and with a view to making it possible for any such Holder to register the Registrable Securities pursuant to a registration on Form S-3, the Company agrees to:

  (a) make and keep available public information, as those terms are understood and defined in Rule 144, at all times;

  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the Exchange Act; and

  (c) furnish to a Holder owning any Registrable Securities upon reasonable request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the Exchange Act, or that it qualifies as a registrant whose Registrable Securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably required in availing any Holder of Registrable Securities of any rule or regulation of the SEC which permits the selling of any such Registrable Securities without registration or pursuant to such form.

  6.9 Transferability. The right to cause the Company to register Registrable Stock granted by the Company to the Holders under this Agreement may be assigned by any Holder to a transferee or assignee of Registrable Securities; provided that such transferee or assignee acquires no less than 50% of the Registrable Securities then held by such transferring Holder; and, provided further, that the Company must receive written notice prior to or at the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned.

  6.10 Granting of Registration Rights. The Company shall not, without the prior written consent of the Holders of at least 66.67% of the Registrable Securities then outstanding, grant any rights to any Persons to register any shares of capital stock or other securities of the Company if such rights conflict with the rights of the Holders of Registrable Securities.

  7. Right of First Offer.

  For so long as JJDC holds at least such number of shares of Common Stock equal to 50% of the total number of shares sold under this Agreement (subject to proportional adjustment to reflect stock splits, stock dividends and the like), JJDC shall be entitled to the following right of first offer:

  (a) Except in the case of Excluded Securities (as defined hereinafter), the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, (iii) any debt security of the Company that is a combination of debt and equity, (iv) any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Company, unless in each case the Company shall have first offered to sell to JJDC its Pro Rata Share (as defined hereinafter) of such securities (the "Offered Securities"), at a price and on such other terms as shall have been specified by the Company in writing delivered to JJDC (the "Offer"), which offer by its terms shall remain open and irrevocable for a period of twenty (20) days from the date it is delivered by the Company. For purposes of this Section 7, the "Pro Rata Share" shall mean such portion of the Offered Securities as the aggregate number of shares of Common Stock then held by JJDC bears to the total number of shares of Common Stock then outstanding.

  (b) JJDC shall have the right to purchase all or a portion of its Pro Rata Share of the Offered Securities. Notice of JJDC's intention to accept, in whole or in part, an Offer shall be evidenced in writing and delivered to the Company prior to the end of the 20-day period of such Offer, setting forth such portion of the Offered Securities it elects to purchase (the "Notice of Acceptance").

  (c) In the event that JJDC elects not to purchase all of the Offered Securities, the Company shall have 120 days from the expiration of the foregoing 20-day period to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given (the "Refused Securities") to any other Person or Persons, but only upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or

Persons or less favorable to the Company than those set forth in the Offer. Upon the closing of the sale to such other Person or Persons of all the Refused Securities, which shall include payment of the purchase price to the Company in accordance with the terms of the Offer, JJDC shall purchase from the Company, and the Company shall sell to JJDC, the Offered Securities in respect of which a Notice of Acceptance was delivered to the Company upon the terms specified in the Offer. The purchase by JJDC of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and JJDC of a purchase agreement relating to such Offered Securities substantially in the form of this Agreement and satisfactory in form and substance to JJDC and its counsel.

  (d) In each case, any Offered Securities not purchased by JJDC or other Person or Persons in accordance with Section 7.1(c) may not be sold or otherwise disposed of until they are again offered to JJDC under the procedures specified in Section 7.1(a), (b) and (c).

  (e) The rights of the Purchasers under this Section 7.1 shall not apply to the following securities (the "Excluded Securities"):

  (i) Common Stock issuable or issued to employees, officers, directors, consultants or advisors of the Company directly or pursuant to a stock option plan or stock purchase plan or any stock option grant, stock purchase agreement or other agreement, in each case approved by the Board;

  (ii) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of Common Stock;

  (iii) Common Stock issued upon conversion of any shares of the Company's Preferred Stock;

  (iv) any securities issued for consideration other than cash purchase to a merger, consolidation, acquisition or similar business combination;

  (v) Common Stock issued upon conversion of any other shares of convertible securities of the Company, provided that the right of first offer established by this Section 7 applied with respect to the initial sale or grant by the Company of such securities if such sale or grant occurs after the date of this Agreement; and

  (vi) any securities issued in connection with any strategic partnering arrangement or joint venture approved by the Board.

  8.   Miscellaneous.

  8.1 Survival of Warranties. The warranties, representations, agreements, covenants and undertakings of the Company or JJDC contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by an investigation of the subject matter thereof made by or on behalf of JJDC or the Company.

  8.2 Incorporation by Reference. All Exhibits and Schedules appended to this Agreement are herein incorporated by reference and made a part hereof.

  8.3 Successor and Assignees. All terms, covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any Shares) whether so expressed or not, subject to Sections 6.9. JJDC may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any affiliate thereof, but no such assignment shall relieve JJDC of any of its obligations hereunder

  8.4 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by JJDC and the Company or, in the case of a waiver, by the party against whom the waiver is to be effective.

  (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  8.5 Governing Law. This Agreement shall be deemed a contract made under the laws of the State of New Jersey and, together with the rights or obligations of the parties hereunder, shall be construed under and governed by the laws of such State.

  8.6 Notices. All notices, requests, consents and demands shall be in writing and shall be deemed given when (i) personally delivered, (ii) mailed in a registered or certified envelope, postage prepaid or (iii) sent by Federal Express or another nationally recognized overnight delivery service (paid by sender):

to the Company at:

  Photoelectron Corporation
  5 Forbes Road
  Lexington, Massachusetts 02421
  Fax: (781) 861-0129
  Attention:  Chief Executive Officer

with a copy to:

  William O. Flannery, Esq.
  722 Grove Street
  Framingham, Massachusetts 01701
  Fax:  (508) 877-8211

or to JJDC at:

  Johnson & Johnson Development Corporation
  One Johnson & Johnson Plaza
  New Brunswick, New Jersey 08933
  Fax: (908) 247-5309
  Attention: President

with a copy to:

  Johnson & Johnson
  One Johnson & Johnson Plaza
  New Brunswick, New Jersey 08933
  Fax: (908) 524-2788
  Attention: Office of General Counsel

or such other address as may be furnished in writing by a party to the other party hereto.

  8.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

  8.8 Effect of Headings. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

  8.9 Entire Agreement. This Agreement, the Development Agreement and the Exhibits and Schedules hereto and thereto constitute the entire agreement among the Company and JJDC with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the parties with respect to the Shares purchased hereunder and the subject matter hereof.

  8.10 Publicity. The Company shall not originate any publicity, news release or other public announcement, written or oral, whether relating to the performance under this Agreement or the existence of any arrangement between the parties, without the prior written consent of JJDC, except where such publicity, news release or other public announcement is required by law; provided that in such event, JJDC shall be consulted by the Company in connection with any such publicity, news release or other public announcement prior to its release and shall be provided with a copy thereof. Attached to this Agreement as Exhibit B is the initial press release to be issued by the Company announcing the Development Agreement and the investment by JJDC.

  8.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written, by the duly authorized representatives of the parties hereto.

JOHNSON & JOHNSON                           PHOTOELECTRON CORPORATION
DEVELOPMENT CORPORATION

By:  /s/ Larry G. Pickering                 By:  /s/ Euan S. Thomson
     ----------------------                      -------------------
Name:  Larry G. Pickering                   Name:  Euan S. Thomson, Ph.D.
Title:  President                           Title:  President and CEO

                                   Exhibit A
                                   ---------

                              Disclosure Schedule



The following stock options, convertible debentures and stock purchase warrants were outstanding as of the date of this Agreement:

1. Stock Options:               1,509,317 shares at an average exercise price
                                of $5.48.

2. Convertible Debentures:      $10,727,361.22 in convertible debentures at an
                                average conversion price of $ 4.00 per share.

3. Stock Purchase Warrants:     980,000 shares at an average exercise price of
                                $3.38 per share.

                                    Exhibit B
                                    ---------

                              Initial Press Release
                              ---------------------



     PHOTOELECTRON CORPORATION ANNOUNCES STRATEGIC PARTNERSHIP WITH CORDIS CORPORATION FOR DEVELOPMENT OF INTRAVASCULAR RADIATION SYSTEM ; ALSO ANNOUNCES
         EQUITY INVESTMENT BY JOHNSON & JOHNSON DEVELOPMENT CORPORATION

For Immediate Release
Contact: Timothy W. Baker
Chief Financial Officer
Photoelectron Corporation
781-861-2069

LEXINGTON, Mass. (February 6, 2001) -- Photoelectron Corporation (AMEX:PHX), a medical device and technology company specializing in miniature x-ray technology, announced today that it has signed an exclusive agreement with Cordis Corporation, a Johnson & Johnson Company, to co-develop and co-manufacture a disposable miniature x-ray source and associated technology for the delivery of intravascular radiation therapy to prevent restenosis (re-narrowing) of coronary arteries following angioplasty and stent procedures. Cordis Corporation is a leader in circulatory disease management.

Additionally, Photoelectron announced that Johnson & Johnson Development Corporation has made a $3.8 million equity investment in Photoelectron's common stock which is not required to be registered for a period of twelve months.

"We are pleased to have signed these agreements with Cordis Corporation and Johnson & Johnson Development Corporation," stated Euan Thomson, Ph.D.,
President and CEO, Photoelectron Corporation.   "This $3.8 million investment is
expected to provide us with the necessary resources to quickly complete development and successfully launch this new x-ray delivery system to treat cardiac patients requiring angioplasty and stent procedures."

Under the terms of the agreement with Cordis, the companies will develop and manufacture an x-ray system based on Photoelectron's patented technology. The new system will include an integrated disposable x-ray tube and catheter and a delivery and control device to deliver intravascular radiation therapy. Both companies will manufacture components for the system, which will be co-labeled. Cordis will be responsible for the sales and marketing for the new x-ray system.

In July 2000, Photoelectron Corporation announced that it had developed a new system for delivering x-rays to the inside of blood vessels. A clinical version of this system would be placed inside blood vessels to deliver a dose of radiation to the interior surface, sufficient to prevent restenosis, following balloon angioplasty and stent placement. Stents are miniature scaffolds that are inserted into a blocked artery to support it and help maintain open blood flow after angioplasty. After an angioplasty and stent procedure, the treated site is potentially at risk for restenosis due to the body's natural healing response.

  . An estimated 1.3-million angioplasty and stent placements took place in the United States in 2000; this number is expected to build to 3.3 million worldwide by 2003.

  . Restenosis occurs in 30-40% of all angioplasty procedures and 20-30% of all stent placements.

  . An estimated 400,000 patients per year will require intravascular radiation therapy by 2003.

Clinical studies have shown that restenosis is inhibited in arteries treated with radiation.

THE DEVELOPMENT PROGRAM

Dr. Thomson added, "The signing of this agreement with a prominent company in the field of circulatory disease management such as Cordis, is consistent with our strategy to establish Photoelectron as the leading company in the field of miniature x-ray technology accessing each new marketplace through strategic partnerships with market leaders. With Cordis as our strategic partner in this field, we feel we will be able to rapidly develop the system and penetrate the intravascular radiation therapy market."

                             CONFERENCE CALL TODAY
                             ---------------------

Photoelectron Corporation will hold a conference call at 11:00 a.m. (Eastern
Time) today. During the call, President and Chief Executive Officer Euan Thomson and Chief Financial Officer Timothy Baker will discuss today's news release and be available to answer questions about other topics related to Photoelectron's strategy and opportunities. At 10:50 a.m. E.T., interested participants should call 1-800-946-0741 in the U.S. or 1-719-457-2649 internationally. There will also be a live Webcast of the call on the Investor Relations section of Photoelectron's Web site at www.photoelectron.com.


                              ABOUT PHOTOELECTRON
                              -------------------

Founded in 1989 and based in Lexington, Mass., Photoelectron Corporation is a medical device and technology company specializing in miniature x-ray technology for the medical and industrial markets. The company has secured both regulatory approval and broad distribution channels for their current products. Photoelectron is leveraging its core expertise in miniature x-ray technology into distinct markets including cancer treatment, intravascular care, industrial x-ray, and radiation dosimetry products (www.photoelectron.com).


"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995; Any statements which are not historical facts contained in this release are forward looking statements that involve risk and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, the validity and enforceability of intellectual property rights, the outcome of government regulatory proceedings, competitive products, risks in product and technology development, the ability to complete transactions, and other risks identified in the Company's Securities and Exchange Commission filings.

                                      ###